Exhibit 23.3

McAuliffe Financial, LLC

March 9, 2015

Board of Directors

St. James Federal Savings and Loan Association

501 First Avenue, South

St. James, MN 56081

Board of Directors

Wells Financial Corp.

53 First Street, S.W.

Wells, MN 56097

Dear Board Members:

We hereby consent to the use of our firm’s name in (i) the Registration Statement on Form S-1 to be filed by Wells Financial Corp., with the Securities and Exchange Commission, and (ii) the Form AC Application for Conversion to be filed by St. James Federal Savings and Loan Association, with the Office of the Comptroller of the Currency, in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of, and references to, our appraisal and our statement concerning subscription rights in such filings including the prospectus of Wells Financial Corp.

Sincerely,

/s/ J. Kevin McAuliffe
J. Kevin McAuliffe
President
McAuliffe Financial, LLC

19457 Olson Avenue, Lake Oswego, OR 97034

503-638-9685

www.mcauliffefinancial.com